Aggregate Stop Loss
                              Reinsurance Contract
                           Effective: January 1, 1998

                                    issued to

                         Amwest Surety Insurance Company
                           Far West Insurance Company
                                       and
                            Condor Insurance Company
                             all of Omaha, Nebraska
             (hereinafter referred to collectively as the "Company")

                                       by

                Underwriters Reinsurance Company (Barbados), Inc.
                              Barbados, West Indies
                  (hereinafter referred to as the "Reinsurer")



                         Article I - Business Reinsured

By this Contract the Reinsurer agrees to reinsure and/or indemnify the Company for the net excess liability which may accrue to the Company during the term of this Contract under its bonds, policies, contracts and binders of insurance or reinsurance (hereinafter called "bonds," as respects surety business, and "policies," as respects property and casualty business) whether in force or expired on the effective date hereof, issued or renewed on or after that date (including bonds or policies with premium anniversary dates on or after that date), for all surety business and property and casualty business written by the Company (direct and assumed), subject to the terms, conditions and limitations hereinafter set forth.


Article II - Term

This Contract shall become effective on January 1, 1998, with respect to losses occurring on or after that date and shall remain in force until December 31, 1998, both days inclusive.


Article III - Territory

The territorial limits of this Contract shall be identical with those of the Company's bonds or policies.


Article IV - Retention and Limit

A. Coverage A: As respects surety business, no claim shall be made under this Contract unless and until the Company shall have first incurred an amount of ultimate net loss on business covered during the term of this Contract in excess of 32.80% of its net earned premium for surety business during the term of this Contract. The Reinsurer shall then be liable for an amount equal to 7.0% of net earned premium for surety business during the term of this Contract in excess of the Company's ultimate net loss in excess of its retention for the term of this Contract.

B. Coverage B: As respects property and casualty business, no claim shall be made under this Contract unless and until the Company shall have first incurred an amount of ultimate net loss on business covered during the term of this Contract in excess of 67.0% of its net earned premium for property and casualty business during the term of this Contract. The Reinsurer shall then be liable for an amount equal to 7.0% of net earned premium for surety business during the term of this Contract in excess of the Company's ultimate net loss in excess of its retention for the term of this Contract.

C. As respects losses under Coverage A or Coverage B or any combination thereof, the Reinsurer's liability as respects all losses occurring during the term of this Contract shall not exceed an amount equal to 7.0% of the net earned premium for surety business during the term of this Contract.

D. As respects Coverage A and/or Coverage B, the Company shall have the option to purchase additional reinsurance limit equal to 7.0% of the net earned premium for surety business during the term of this Contract. This option expires on December 31, 1998 and can only be exercised if the ultimate net loss ceded under this Contract is less than 3.5% of net earned premium for the term of this Contract.


Article V - Definitions

A. "Net excess liability" as used herein shall mean those amounts payable by the Company as defined in the ultimate net loss definition set forth in paragraph B below.

B. "Ultimate net loss" as used herein is defined as the sum or sums (including loss in excess of bond or policy limits, extra contractual obligations, prejudgment interest if included as part of an award or judgment and all loss adjustment expense as hereinafter defined) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained.

C. "Loss in excess of bond or policy limits" and "extra contractual obligations" as used herein shall mean:

       1. "Loss in excess of bond or policy limits" shall mean 90% of any amount paid or payable by the Company under a bond or policy ceded to this Contract in excess of its bond or policy limits, but otherwise within the terms of its bond or policy, as a result of an action against it by its insured or its insured's assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Company's alleged or actual negligence or bad faith in rejecting a settlement within bond or policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

       2. "Extra contractual obligations" shall mean 90% of any punitive, exemplary, compensatory or consequential damages, other than loss in excess of bond or policy limits, paid or payable by the Company under a bond or policy ceded to this Contract as a result of an action against it by its insured, its insured's assignee or a third party claimant, which action alleges negligence or bad faith on the part of the Company in handling a claim under a bond or policy subject to this Contract.

      Any loss in excess of bond or policy limits or extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the bond or policy.

      Notwithstanding anything stated herein, this Contract shall not apply to any loss incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with an individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder

D. As respects surety business, "loss adjustment expense" as used herein shall mean expenses allocable to the investigation, defense and/or settlement of claims, including 1) prejudgment interest, unless included as part of the award or judgment; 2) post-judgment interest; and 3) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto. It is agreed that for purposes of this Contract, loss adjustment expense shall be no greater than 8.4% of net earned premium for surety business during the term of this Contract.

      With respect to legal expenses and costs incurred in direct connection with declaratory judgment actions brought to resolve bond language coverage disputes between the Company and its insured, such expenses shall, for purposes of this Contract, not exceed an amount equal to the applicable limit of the bond or bonds involved unless agreed to by the Reinsurer.

E. As respects property and casualty business, "loss adjustment expense" as used herein shall mean expenses allocable to the investigation, defense and/or settlement of specific claims, including 1) prejudgment interest, unless included as part of the award or judgment; 2) post-judgment interest; and 3) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto; but not including office expenses or salaries of the Company's regular employees, except that allocated outside costs of the Company shall be included.

      With respect to legal expenses and costs incurred in direct connection with declaratory judgment actions brought to resolve policy language coverage disputes between the Company and its insured, such expenses shall, for purposes of this Contract, not exceed an amount equal to the applicable limit of the policy or policies involved unless agreed to by the Reinsurer.

F. "Net earned premium" as used herein is defined as gross earned premium of the Company for the classes of business reinsured hereunder, less the earned portion of premiums ceded by the Company for reinsurance which inures to the benefit of this Contract or increases the Company's available capacity.


Article VI - Other Reinsurance

A. Notwithstanding the provisions of paragraph B of Article IV, the Company is permitted, but not required, to purchase other facultative and/or other treaty reinsurance on business subject to this Contract. Premiums ceded by the Company for reinsurance which inures to the benefit of this Contract or increases the Company' s available capacity shall be deducted in determining subject premium hereunder as provided in Article IX.

B. It is agreed by the Company that inuring reinsurance agreements in force at the inception of this Contract shall remain in force during the term of this Contract, or so deemed.


Article VII - Loss Notices and Settlements

A. Whenever losses sustained by the Company appear likely to result in a claim hereunder, the Company shall notify the Reinsurer, and the Reinsurer shall have the right to participate in the adjustment of such losses at its own expense.

B. All loss settlements made by the Company, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.


Article VIII - Salvage and Subrogation

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.


Article IX - Reinsurance Premium

A. As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurer 2.0% of its net earned premium for the term of this Contract

B. The Company shall pay the Reinsurer an annual minimum and deposit premium of $1,900,000 in equal semi-annual installments of $950,000 on January 1 and July 1 of 1998.

C. Within 60 days after the expiration of this Contract, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with paragraph A and if the premium so computed is greater that the previously paid minimum and deposit premium, the balance shall be remitted by the Company with its report.

D. As respects the reinsurance limit available under paragraph B of Article IV, the premium payable shall be adjusted at a rate of 1.33% of its net earned premium for surety business, subject to a minimum and deposit premium of $1,000,000 payable on January 1, 1999.


Article X - Late Payments

A. It is understood and agreed that the provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B. In the event any premium, loss or other payment due either party is not received by the intermediary named in Article XXV (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

       1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

       2. 1/365th of the six month (or nearest thereto) U.S. Treasury Bill rate, as quoted in the Wall Street Journal on the first business day of the month for which the calculation is being made; times

       3.   The amount past due, including accrued interest.

      It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C. The establishment of the due date shall, for purposes of this Article, be determined as follows:

       1. As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 45 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

       2. Any claim or loss payment due the Company hereunder shall be deemed due five business days following receipt by the applicable Subscribing Reinsurer of written notification that payment has been received from Subscribing Reinsurers constituting at least 66 2/3% of the interests and liabilities of all Subscribing Reinsurers participating under the applicable layer of this Contract, who are active as of the due date; it being understood that said date shall not be later than 75 days from the date of transmittal by the Intermediary of the initial billing for each such payment.

       3. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of paragraph C above, the due date shall be deemed as five business days following receipt of written notification that the provisions of this Article have been invoked.

      For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D. Nothing herein shall be construed as limiting or prohibiting 1) a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense or control of any claim or suit; or 2) either party from contesting the validity of any payment, or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E. As provided under Article VIII, it is understood and agreed that the Company shall furnish the Reinsurer with usual and customary claim information and nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from requesting additional information that it may deem necessary.

F. As respects subparagraph 2 of paragraph C above, a Subscribing Reinsurer shall be deemed not to be active when it 1) ceases assuming new or renewal reinsurance business through the Intermediary; 2) is declared insolvent, or put in liquidation, conservatorship or rehabilitation by a competent regulatory authority or court; 3) is declared insolvent, or is the subject of an administrative order or enters provisional liquidation and/or
      liquidation;   or  4)  has  a  reduction  in  its  statutory   surplus  or
      shareholders' funds of 50% or more from its statutory surplus or shareholders' funds as of the effective date of this Contract.

G. Interest penalties arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.


Article XI - Reports and Remittances

Within 60 days after the end of each calendar quarter following the expiration of this Contract, the Company shall report to the Reinsurer its aggregate ultimate net loss paid for the contract term as of the end of the quarter. If the aggregate ultimate net loss paid exceeds an amount equal to the Company's retention hereunder for the contract term based on an estimate of the Company's net earned premium for the contract term, the Reinsurer shall pay its portion of such estimated excess (net of any prior payments for the contract term). However, any such payment by the Reinsurer shall be provisional, subject to adjustment when the Company's actual ultimate net loss and net earned premium for the contract term have been determined.


Article XII - Commutation

The Company may commute this Contract with agreement by the Reinsurer.


Article XIII - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.


Article XIV - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.


Article XV - Net Retained Lines

A. This Contract applies only to that portion of any bond or policy which the Company retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any bond or policy which the Company retains net for its own account shall be included.

B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.


Article XVI - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.


Article XVII - Currency (BRMA 12A)

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered into the books of the Company.


Article XVIII - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.


Article XIX - Federal Excise Tax (BRMA 17A)

(Applicable to those reinsurers, excepting Underwriters at Lloyd's London and other reinsurers exempt from Federal Excise Tax, who are domiciled outside the United States of America.)

A. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B. In the event of any return premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.


Article XX - Unauthorized Reinsurers

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company's ceded unearned premium and outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:

       1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

       2. Escrow accounts for the benefit of the Company; and/or

       3.   Cash advances;

      if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

       1. To reimburse itself for the Reinsurer's share of unearned premiums returned to insureds on account of bond or policy cancellations, unless paid in cash by the Reinsurer;

       2. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of bonds or policies reinsured hereunder, unless paid in cash by the Reinsurer;

       3. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

       4. To fund a cash account in an amount equal to the Reinsurer's share of any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

       5. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

      In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.


Article XXI - Insolvency

A. In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C. It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such bond or policy obligations of the company as direct obligations of the Reinsurer to the payees under such bonds or policies and in substitution for the obligations of the company to such payees.


Article XXII - Arbitration

A. As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Contract, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested.

B. One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

C. If the two arbitrators are unable to agree upon the third arbitrator within 30 days of their appointment, the two arbitrators will jointly petition the American Arbitration Association to appoint the third arbitrator from the AAA's Panel of Reinsurance Arbitrators.

D. All arbitrators shall be disinterested active or former executive officers of insurance or reinsurance companies, underwriters at Lloyd's of London, reinsurance intermediaries and attorneys actively or formerly engaged in practicing law in the areas of insurance or reinsurance.

E. Within 30 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

F. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. The arbitration shall take place in Woodland Hills, California or, if unanimously agreed by the panel, any other mutually acceptable location.

G. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this article. However, nothing shall impair the rights of such reinsurers to assert several rather than joint defenses or claims, nor shall this provision be construed as changing the liability of the reinsurers under the terms of this Contract from several to joint.

H. The panel shall make its decision considering custom and practice as promptly as possible following the termination of hearings. The decision of any two arbitrators, when rendered in writing shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction. The panel is empowered to grant such interim relief as it may deem appropriate.

I. Each party shall bear the expense of its own arbitrator and shall jointly and equally with the other party bear the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorney's fees and interest to the extent permitted by law. Insofar as the arbitration panel chooses to look to substantive law, it shall consider the law of the State of California.


Article XXIII - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.


Article XXIV - Agency Agreement

Amwest Surety Insurance Company shall be deemed the agent of the other reinsured company for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.


Article XXV - Intermediary (BRMA 23A)

E. W. Blanch Co. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through E. W. Blanch Co., Reinsurance Services, 3500 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.


In Witness Whereof, the parties hereto by their duly authorized representatives have executed this Contract as of the dates undermentioned at:

Calabasas, California,       this _______ day of _______________________ 199___.

                             --------------------------------------------------
                             Amwest Surety Insurance Company
                             Far West Insurance Company
                             Condor Insurance Company

Barbados, West Indies,       this _______ day of _______________________ 199___.

                             --------------------------------------------------
                             Underwriters Reinsurance Company (Barbados), Inc.

                                E. W. BLANCH CO.

                                Table of Contents


    Article                                                    Page

           I      Business Reinsured                            1
          II      Term                                          1
         III      Territory                                     1
          IV      Retention and Limit                           2
           V      Definitions                                   2
          VI      Other Reinsurance                             4
         VII      Loss Notices and Settlements                  4
        VIII      Salvage and Subrogation                       5
          IX      Reinsurance Premium                           5
           X      Late Payments                                 5
          XI      Reports and Remittances                       7
         XII      Commutation                                   7
        XIII      Offset (BRMA 36C)                             7
         XIV      Access to Records (BRMA 1D)                   8
          XV      Net Retained Lines                            8
         XVI      Errors and Omissions (BRMA 14F)               8
        XVII      Currency (BRMA 12A)                           8
       XVIII      Taxes (BRMA 50B)                              8
         XIX      Federal Excise Tax (BRMA 17A)                 9
          XX      Unauthorized Reinsurers                       9
         XXI      Insolvency                                   10
        XXII      Arbitration                                  11
       XXIII      Service of Suit (BRMA 49C)                   12
        XXIV      Agency Agreement                             13
         XXV      Intermediary (BRMA 23A)                      13